Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

By and Among

PERNIX THERAPEUTICS HOLDINGS, INC.

And

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

Dated as of August 19, 2014

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) is dated as of August 19, 2014, by and among PERNIX THERAPEUTICS HOLDINGS, INC., a Maryland corporation (the “Company”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into an Indenture dated as of February 21, 2014 (as heretofore amended, supplemented or otherwise modified, the “Indenture”) pursuant to which the Company issued its 8.00% Convertible Senior Notes due 2019 (the “Convertible Notes”); and

WHEREAS, the Company, Glaxo Group Limited (“Group”), GlaxoSmithKline, LLC (“Glaxo LLC”), GlaxoSmithKline Intellectual Property Holdings Limited (“IP Holdings”) and GlaxoSmithKline Intellectual Property Management Limited (“IP Management”, and, together with Group, Glaxo LLC and IP Holdings, “GSK”) entered into an Asset Purchase and Sale Agreement dated as of May 13, 2014, as amended by a letter agreement dated August 14, 2014, by and between the Company and GSK (as so amended and as may be hereafter amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this First Supplemental Indenture, the “Purchase Agreement”) whereby the Company agreed to purchase from GSK and GSK agreed to sell, convey, transfer, assign and deliver to the Company (or any “Permitted Assignee” (as such term is defined in the Purchase Agreement)) the “Purchased Assets” and the “Transferred Assets” (as those terms are defined in the Purchase Agreement), which Purchased Assets and Transferred Assets relate to the brand Treximet® (the "Treximet Acquisition"); and

WHEREAS, to assist in the financing of the Treximet Acquisition, the Company is issuing on the date hereof $220,000,000.00 of 12% Senior Secured Notes due 2020 (the "Secured Notes"), pursuant to an Indenture dated as of the date hereof, among the Company, certain of the subsidiaries of the Company party thereto from time to time as guarantors, and U.S. Bank National Association, as trustee and collateral agent (as such Indenture may be hereafter amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this First Supplemental Indenture, the "Secured Notes Indenture"); and

WHEREAS, pursuant to Section 10.02 of the Indenture, the Company has requested that the Holders (as that term is defined in the Indenture) of at least a majority of the aggregate principal amount of the Convertible Notes outstanding (the "Majority Holders") consent to (1) the execution, delivery and performance of the Purchase Agreement by the Company (or Worrigan Limited, an entity organized under the laws of the Republic of Ireland, hereinafter referred to as “Pernix Ireland”), solely in accordance with the specific terms thereof, (2) the execution, delivery and performance by each of the Company and the Guarantors (as defined in the Secured Notes Indenture) (the "Senior Note Guarantors") of the Secured Notes Indenture and the Security Documents (as defined in the Secured Notes Indenture) (including, without limitation, the issuance of the Secured Notes) (collectively, the “Secured Notes Documents”) to which it is a party solely in accordance with the specific terms thereof, and (3) the terms of this First Supplemental Indenture; and

WHEREAS, the Majority Holders have provided such consent (the “Consent of the Majority Holders”) in accordance with the terms of the Indenture; and

NOW THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions.  Capitalized terms not otherwise defined herein or defined in reference to a stated document have the meanings given to such terms in the Indenture.

2. Modification of Indenture.  Subject to the terms and conditions set forth herein, pursuant to Section 10.02 of the Indenture, based on the Consent of the Majority Holders, the Indenture is hereby modified to:

(a) permit the execution, delivery and performance by the Company (or Pernix Ireland) of the Purchase Agreement solely in accordance with the specific terms thereof, and acknowledge that such execution, delivery and performance by the Company (or Pernix Ireland) solely in accordance with the specific terms thereof shall not constitute a breach of Article 4 of the Indenture, including, without limitation, Section 4.13(f) thereof;

(b) permit the execution, delivery and performance by each of the Company and the Senior Notes Guarantors of the Secured Notes Documents to which it is a party solely in accordance with the specific terms thereof and acknowledge that such execution, delivery and performance of the Secured Note Documents by each of the Company and the Senior Notes Guarantors that is a party thereto solely in accordance with the specific terms thereof shall not constitute a breach of Article 4 of the Indenture, including, without limitation, Sections 4.13(a), (b) or (d) thereof; and

(c) permit (i) the issuance and sale of the Secured Notes by the Company on the date hereof, (ii) the guarantee of the Company's obligations with respect to the Secured Notes and the Secured Note Documents by the Senior Notes Guarantors as provided in the Senior Notes Indenture, and (iii) the granting of a security interest by the Company and Pernix Ireland in the Notes Collateral (as defined in the Senior Notes Indenture), and acknowledge that such issuance and sale of the Secured Notes, such guarantees by the Senior Notes Guarantors, and the granting of such security interest by the Company and Pernix Ireland in each case solely in accordance with the specific terms of the Senior Notes Documents, shall not constitute a breach of Article 4 of the Indenture, including without limitation Sections 4.13 (a) or (b) thereof (the transactions described in the foregoing clauses (a), (b) and (c) are referred to herein as the "Subject Transactions").

Notwithstanding anything to the contrary set forth herein, the Company acknowledges and agrees that (i) the modifications of the Indenture set forth in this Section 2 are not intended to, and shall not, modify its obligations under Section 4.01 (Payment of Principal and Interest), Section 4.05 (Existence) and Section 4.11 (Minimum Liquidity), (ii) any interpretation of the modifications of the Indenture set forth in this Section which would result in a modification of Sections 4.01, 4.05 and/or 4.11 of the Indenture shall be invalid, (iii) no agreement or acknowledgement is made hereunder as to whether giving effect to the Subject Transactions will or will not result in a breach of Sections 4.01, 4.05 and/or 4.11, and (iv) before and after giving effect to the Subject Transactions and this First Supplemental Indenture and at all times thereafter, the Company shall be in compliance with Sections 4.01, 4.05 and 4.11 of the Indenture.

3. Representations, Warranties and Covenants.  The Company hereby represents, warrants and covenants to the Holders and the Trustee as follows:

(a) there does not exist any Event of Default under the Indenture on the date hereof;

(b) this First Supplemental Indenture has been duly authorized, executed and delivered by it in accordance with resolutions adopted by its board of directors or comparable managing body, and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(c) since May 13, 2014, through the date hereof, there has been no amendment, modification, supplement or other change to the Purchase Agreement (except for (i) the assignment by the Company of its rights and obligations under the Purchase Agreement to Pernix Ireland pursuant to the terms of an Assignment and Assumption Agreement dated as of the date hereof and (ii) the letter agreement referred to in the recitals hereto);

(d) the Company and the Guarantors shall not amend, modify, restate, cancel, supplement, terminate or waive any provision of the Purchase Agreement and/or the Secured Notes Documents, in each case, in any manner adverse to the interests of the Holders in any material respect;

(e) the aggregate outstanding principal amount of the Senior Secured Notes shall not exceed $220,000,000.00; and

(f) the proceeds of the Senior Secured Notes are being used on the date hereof solely to consummate the Treximet Acquisition.

4. Conditions.  The effectiveness of this Agreement is conditioned on (a) the representations and warranties set forth in Section 3 hereof being true and correct on the date hereof; and (b) receipt by the Trustee of the written consent of the Majority Holders (receipt of which is hereby acknowledged), an Officer’s Certificate and an Opinion of Counsel as required by Section 10.05 of the Indenture.

5. Miscellaneous.

(a) Incorporation of Indenture Provisions.  The parties hereto agree that the terms of Sections 17.01 (Provisions Binding on Company’s Successors), 17.04 (Governing Law; Jurisdiction), 17.11 (Execution in Counterparts), 17.12 (Severability) and 17.13 (Waiver of Jury Trial) of the Indenture are incorporated herein by reference, mutatis mutandis.

(b) No Further Amendments.  Nothing in this Agreement shall require the Trustee or any Holder to grant any further consent to any action in contravention of, waiver of, or amendment to, the terms of the Indenture and the Notes.  The Company acknowledges and agrees that there are no defenses, counterclaims or setoffs against any of its or any Guarantor’s respective obligations under the Indenture and the Notes.  Nothing herein contained is intended to change the ranking of the notes issued under the Indenture as senior, unsecured obligations of the Company

(c) Amendment Only; No Novation; Modification of Loan Documents.  The Company acknowledges and agrees that this First Supplemental Indenture only amends, supplements and modifies the terms of the Indenture and does not constitute a novation, and the Company ratifies and confirms the terms and provisions of, and its obligations under, the Indenture, including Article IV thereof, and the Notes in all respects.  Pursuant to Section 10.03 of the Indenture, each of the parties hereto acknowledges and agrees that each reference in the Indenture and the Notes to the Indenture shall be deemed to be a reference to the Indenture as amended, supplemented and modified by this First Supplemental Indenture.

[signature pages to follow]

IN WITNESS WHEREOF, the undersigned have caused this First Supplemental Indenture to be executed by their respective authorized officers as of the date first above written.

PERNIX THERAPEUTICS HOLDINGS, INC. By: /s/ Douglas Drysdale Name: Douglas Drysdale Title: Chief Executive Officer
WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee By: /s/ Lynn M. Steiner Name: Lynn M. Steiner Title: Vice President